Exhibit 4.7

NINTH AMENDMENT TO

MANAGEMENT SERVICES AGREEMENT

Between

AT&T MEXICO, INC.

A corporation duly organized under the laws of the State of Delaware, United States of America, with headquarters in Wilmington, Delaware, USA, hereinafter “AT&T Mexico”, with Permanent Establishment in the United Mexican States. Establishment in the terms provided in the Income Tax Law with address at Parque Via 190-12th floor, Colonia Cuauhtémoc, 06599, Mexico City, D.F.

And

AMÉRICA MÓVIL, S.A.B. DE C.V.

A sociedad anónima bursátil de capital variable duly organized under the laws of the United Mexican States, with its principal place of business in Mexico City, D.F., hereinafter “AMÉRICA MÓVIL”.

This NINTH AMENDMENT TO MANAGEMENT SERVICES AGREEMENT, is made as of November 18, 2009 (this “Amendment”), between AT&T MEXICO, INC., a corporation duly organized under the laws of the State of Delaware, United States of America, with headquarters in Wilmington, Delaware, USA, with Permanent Establishment in the United Mexican States under the Income Tax Law with address at Parque Via 190-12th floor, Colonia Cuauhtémoc, 06599, Mexico City, D.F. (hereinafter “AT&T Mexico”) and AMÉRICA MÓVIL, S.A.B. DE C.V., a sociedad anónima bursátil de capital variable duly organized under the laws of the United Mexican States, with its principal place of business in Mexico City, D.F. (hereinafter “AMÉRICA MÓVIL”).

WHEREAS, AT&T MEXICO and AMÉRICA MÓVIL entered into that certain Management Services Agreement dated February 27, 2002 as amended by that certain First Amendment to Management Services Agreement dated as of January 1, 2003; that certain Second Amendment to Management Services Agreement dated as of October 29, 2003; that certain Third Amendment to Management Services Agreement dated as January 1, 2004; that certain Fourth Amendment to Management Services Agreement dated as of January 31, 2005; that certain Fifth Amendment to Management Services Agreement dated as of December 31, 2005; that certain Sixth Amendment to Management Services Agreement dated as of February 1, 2007; that certain Seventh Amendment to Management Services Agreement dated as of July 7, 2009; and that certain Eighth Amendment (the “Eighth Amendment”) to Management Services Agreement dated as of September 23, 2009 (as amended, the “MSA”).

WHEREAS, AT&T MEXICO and AMÉRICA MÓVIL desire to amend the MSA as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. The parties agree that this Amendment hereby supersedes and replaces in all respects the Eighth Amendment. The parties agree that AT&T MEXICO shall not provide any Services (as defined in the MSA) to AMÉRICA MÓVIL’s businesses and/or operations within the United States (including Puerto Rico and the U.S. Virgin Islands), unless the provision of such Services is for the benefit of AMÉRICA MÓVIL and its subsidiaries as a whole and thus only incidentally benefits AMÉRICA MÓVIL’s businesses and/or operations in the United States (including Puerto Rico and the U.S. Virgin Islands).

SECTION 2. This Amendment and the MSA hereby are each confirmed as being in full force and effect.

SECTION 3. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 4. For interpretation and fulfillment of this Amendment, the parties expressly agree to submit to the laws of the territory and courts of Mexico City, D.F., waiving the application of any other law or jurisdiction of any court that might have jurisdiction over them by reason of their current or future address.

This amendment is entered in Mexico City, Federal District on the date first set forth above.

AT&T MEXICO, INC.	AMÉRICA MÓVIL, S.A.B. DE C.V.

By: Michael Bowling	By: Alejandro Cantú Jiménez
President AT&T Mexico, Inc.	General Counsel